                    Aetna Life Insurance and Annuity Company

                                   ENDORSEMENT

This Contract is hereby endorsed as follows:

Section 3.16 entitled Surrender Fee is hereby deleted and replaced to read as follows:

       For each surrender from an Individual Account, the Surrender Fee will vary according to the number of Purchase Payment Cycles completed for the Individual Account being surrendered. The number and amount of Purchase Payments to be made in a year is chosen by the Participant. A Purchase Payment Cycle is completed when this number and amount of Purchase Payments have been made. The number of Purchase Payment Cycles completed may not be greater than the number of whole years since the Individual Account was established. For each surrender, the Fee will be as follows:

          Number of Purchase Payment Cycles            Surrender Fee

          Less than 5                                        5%
          5 or more but less than 7                          4%
          7 or more but less than 9                          3%
          9 or 10                                            2%
          more than 10                                       0%


       No Surrender Fee is deducted from any portion of the Individual Account which is paid:

       (a)  At the death of a Participant before Annuity payments start;

       (b)  As a premium for an Annuity for a Participant under this Contract;

       (c) After a Participant has reached age 59 1/2 and 9 or more Purchase Payment Cycles have been completed for the Individual Account being surrendered;

       (d) After the tenth anniversary of the Effective Date of the Individual Account;

       (e) For an amount equal to or less than 10% of the Current Value, as part of the first partial surrender request in a calendar year to a Contract Holder who is at least age 59 1/2 and less than 70 1/2. The Current Value is calculated as of the date the partial surrender request is received in good order at Aetna's Home Office. Any outstanding loans from the Contract are excluded when calculating the Current Value. This provision does not apply to partial surrenders due to loan defaults made from the Contract and does not apply to full surrender requests;






EGSF-IB(XC/M)

       (f) When the Current Value is $2,500 or less and no surrenders have been taken from the Contract within the prior 12 months;

       (g) Due to the Participant's disability as defined by the Internal Revenue Service for Tax Deferred Annuities;

       (h) As a result of a Participant's financial hardship as defined by the Internal Revenue Service for Tax Deferred Annuities; or

       (i) Upon separation from service after a Participant meets the age and service requirements for eligibility to immediately begin receiving benefits under the New York State Teachers' or Employees' Retirement Systems, even if the Participant is not a member of either System.

Endorsed and made a part of the Contract.

                               /s/ Edmund F. Kelly
                                   PRESIDENT
                                   AETNA LIFE INSURANCE AND ANNUITY COMPANY




EGSF-IB(XC/M)